SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
Current Report
Pursuant To Section 13 Or 15(D) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 26, 2007
MRV COMMUNICATIONS, INC.
(Name of registrant as specified in its charter)

DELAWARE	001-11174	06-1340090
(State or other jurisdiction of	(Commission File	(I.R.S. Employer
Incorporation or organization)	Number)	Identification Number)

20415 Nordhoff Street, Chatsworth, California	91311
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (818) 773-0900
Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into A Material Definitive Agreement.
On January 26, 2007, MRV Communications, Inc. (“registrant”) and its newly-formed, wholly-owned subsidiaries, Lighthouse Transition Corporation and Lighthouse Acquisition Corporation (“LAC”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Fiberxon, Inc., a privately-held Delaware corporation (“Fiberxon”), under which registrant agreed to acquire Fiberxon for approximately $131 million, comprised of (i) approximately $17 million in cash, (ii) approximately 21 million shares of registrant’s common stock, including shares of registrant’s common stock underlying the assumption of Fiberxon outstanding stock options, which will be on a basis that will preserve the intrinsic value of such options and otherwise be on the same terms as the Fiberxon options being assumed, and (iii) an obligation to pay an additional amount of approximately $31.5 million in cash or shares of registrant’s common stock, or a combination thereof, if Luminent, Inc., a Delaware corporation (“Luminent”), another of registrant’s wholly owned subsidiaries, does not complete an initial public offering (an “IPO”) of its common stock within 18 months of the closing of the Fiberxon acquisition, or sooner upon the occurrence of certain acceleration events. The latter component of the purchase consideration may amount to more or less than $31.5 million if Luminent successfully completes an IPO within 18 months of the closing of the Fiberxon acquisition in that, in such event and in lieu of $31.5 million, MRV has agreed to pay an amount equal to 9.0% of the product obtained by multiplying (x) the price per share to the public in the Luminent IPO, less the discount provided to the underwriters, by (y) the total number of shares of Luminent Common Stock outstanding immediately prior to the effectiveness of the agreement between Luminent and the underwriters of the Luminent IPO. The closing of the Fiberxon acquisition is subject to the satisfaction of various conditions precedent, including completion of an audit of Fiberxon’s financial statements for fiscal year 2006, and obtaining necessary governmental and third-party approvals and consents in the U.S. and China as well as other customary closing conditions. Assuming the transaction closes as expected, through mergers of Fiberxon with MRV’s wholly owned subsidiaries (the “Mergers”), LAC will succeed to Fiberxon’s name, business, properties and assets and will assume its obligations and will remain a wholly-owned subsidiary of registrant. Following the closing of the acquisition, registrant intends to contribute the capital stock of Fiberxon to Luminent or otherwise combine Fiberxon’s business with Luminent’s business.
Except as contracting parties to the agreement, neither registrant nor any of its affiliates had any relationship with Fiberxon, Inc. through the date of the Merger Agreement.
Information in this Report, does not constitute an offer to sell, or the solicitation of an offer to buy, any securities of registrant, Luminent or otherwise.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure provided under Item 1.01 is incorporated by reference herein.
Item 3.02. Unregistered Sales of Equity Securities.
The disclosure provided under Item 1.01 is incorporated by reference herein. Registrant plans to offer and sell the shares issuable upon consummation of the acquisition of Fiberxon pursuant to an exemption from the registration provisions of the Securities Act of 1933 (the “Securities Act”) provided by Section 3(a)(10) of the Securities Act. The registrant’s shares issuable in the

Mergers will not be offered or sold in exchange for the capital stock of Fiberxon until after registrant receives a determination from the California Department of Corporations following a hearing upon the fairness of the terms and conditions of the transaction at which all persons to whom it is proposed to issue securities in such transaction shall have the right to appear. The California Department of Corporations is a state governmental authority expressly authorized by California law to grant a fairness approval on transactions of the kind subject of the Merger Agreement.
Item 8.01. Other Events.
On January 26, 2007, registrant issued a press release announcing the execution of the definitive agreement described in Item 1.01, a copy of which press release is filed as Exhibit 99.1 to this report.
Item 9.01. Financial Statements and Exhibits

Exhibit 99.1	Press Release dated January 26, 2007 announcing execution of Agreement and Plan of Merger with Fiberxon, Inc.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.
Date: January 31, 2007

MRV COMMUNICATIONS, INC.
By:	/s/ Kevin Rubin
Kevin Rubin
Chief Financial Officer and Compliance Officer

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